Exhibit 14

MEDTAINER, INC

Code of Ethics

Our Board of Directors adopted the following Code of Ethics applicable to its Board of Directors, its Chief Executive Officer (CEO) and its senior financial officers performing similar functions who have been identified by the CEO (collectively, the “Senior Financial Officers”) are subject to the following additional specific policies (collectively referred to as the “Code of Ethics”):

Code of Ethics for Senior Financial Officers and All Medtainer Inc. Personnel, Including Non-Financial Executives of Medtainer Inc. Corporation

  The CEO and all Senior Financial Officers are responsible for full, fair, accurate and timely disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to promptly bring to the attention of Company’s General Counsel or the CEO any material information of which he or she may become aware that affects such disclosures.
  The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.
  The CEO and each Senior Financial Officer shall act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.
  The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.
  The CEO, each Senior Financial Officer and the Board of Directors shall avoid actual or apparent conflicts of interest between personal and business relationships; such as holding a substantial equity, debt or other financial interest in any competitor, supplier or customer of the Company; or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs, or other than transactions on terms and conditions substantially similar to those given to independent third parties. Any such actual or apparent conflicts of interest shall be brought to the attention of the General Counsel, the CEO and the Board of Directors.
  The CEO and each Senior Financial Officer shall act in good faith, responsibly, with due care, competence and diligence.
  The CEO and each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his work, except when authorized or otherwise legally obligated to disclose it. Such confidential information acquired in the course of one’s work shall not be used for personal advantage.
  The CEO and each Senior Financial Officer shall promote responsible use of, and control over, all Medtainer, Inc. assets and resources.
  The Board of Directors shall determine, or designate appropriate persons to determine appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO and the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual’s employment.

Code of Ethics for All Personnel

  Every employee shall act with honesty and integrity in the performance of his or her duties with the Company and shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business.
  Every employee shall keep confidential, unless required by law or regulation, confidential information of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that customers and suppliers have entrusted to the Company in confidence. This obligation not to disclose confidential information continues even after employment ends.

  All employees shall protect the Company’s assets and ensure their efficient use. Company assets may be used only for its legitimate business purposes.
  The Company seeks to outperform its competition in a fair and honest manner. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Obtaining proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee shall respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee shall take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.
  All employees are expected to comply with all of the laws, rules and regulations, including without limitation insider trading laws, that apply to them in their employment and when appropriate, seek advice from supervisors, managers or other appropriate personnel.